EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KINGOLD JEWELRY REPORTS 2013 THIRD QUARTER FINANCIAL RESULTS

Company to Hold Conference Call with Accompanying Slide Presentation on November 15, 2013, at 8:30 a.m. ET

WUHAN CITY, China, November 14, 2013 -- Kingold Jewelry, Inc. (“Kingold” or “the Company”) (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced financial results for its third quarter and nine months ended September 30, 2013.

2013 Third Quarter Financial and Operating Highlights (Comparisons are to 2012 Third Quarter):

•	Net sales increased 28.6% to $283.9 million compared to $220.8 million, largely as a result of increased production.
•	Processed 13 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products compared to 9.5 metric tons.
•	Gross profit increased to $18.1 million from to $12.7 million, and gross margin was 6.4% compared to 5.7%, due to increased production as a result of greater access to gold through the Company’s gold leasing transactions.
•	Net income attributable to common shareholders increased 31.4% to $11.0 million, or $0.17 per diluted share, from $8.4 million, or $0.15 per diluted share.
•	Cash flow from operations of $6.3 million for the nine months ended September 30, 2013
•	Book value per diluted share of $3.18 at September 30, 2013 compared to $2.97 at December 31, 2012.
•	Kingold expects to process between 50-55 metric tons of 24-karat gold products in 2013. The Company processed 36.8 metric tons during the first nine months of 2013.
•	Management to travel to the United States for meetings in New York and Boston during the week of November 18 – 22 (details below).

Management Comments

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “We have begun to realize the benefit of the gold leasing transactions entered into this year. As a result of increased access to gold, we have greater flexibility to expand our production capacity at favorable times in the market cycle. This has allowed Kingold to achieve higher margins, increase its cash flow from operations, and better manage its operations during the period. Throughout the first nine months of 2013, there has been considerable pressure on global gold pricing. While this has created challenges for Kingold and a number of gold manufacturers, we feel this presents a potential long-term opportunity to win market share from some of our less capitalized competitors. We believe the third quarter’s strong sales and margin expansion despite this pressure on pricing demonstrates our ability to execute throughout varying market cycles. We are revising our 2013 sales volume guidance to provide for a tighter range of between 50-55 metric tons in 2013 and as a result expect to produce strong fourth quarter year-over-year improvements in production.”

Chairman Jia continued, “Subsequent to the quarter, we reached a milestone agreement that we feel is key for Kingold’s long-term growth. We entered into an acquisition agreement to acquire 66,666 square meters (717,587 square feet) of industrial land for use in the development of Wuhan Kingold Jewelry International Industry Park. This is expected to be a major commercial complex where businesses in the jewelry industry and consumers can come together, with manufacturing, wholesale, and retail shopping. We plan to move part of our production facility to this industrial park, which will provide Kingold with greater flexibility to expand production levels. We are very excited about this project and look forward to updating investors on our progress.”

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Update on Gold Lease Transactions

On October 24, 2013, the Company announced an increase in the credit line established under its previously disclosed gold leasing agreement with China Construction Bank's Wuhan Jiang'An branch (“CCB”), dated December 20, 2012, whose term was extended until July 22, 2014 (the “Gold Leasing Agreement”). Kingold’s total credit line under the Gold Leasing Agreement with CCB is now RMB400 million (approximately US$65.4 million), an increase of RMB150 million from the original credit line of RMB250 million.

During the first nine months of 2013, the Company signed a new gold leasing agreement with the Wuhan branch of Shanghai Pudong Development Bank Ltd. (“SPD Bank”) (under its previously disclosed framework agreement) and entered into a new similar gold leasing arrangement with the Wuhan branch of CITIC Bank Corporation Limited (“CITIC Bank”). The Company leased the gold as a way to fuel its growth and will return the same amount of gold to CCB, SPD Bank, and CITIC Bank at the end of the respective lease agreements.

Development of Wuhan Kingold Jewelry Industrial Park

On October 23, 2013, subsequent to the end of the quarter, the Company entered into an acquisition agreement to acquire from Wuhan Huayuan Science and Technology Development Limited Company the operating rights for 66,666 square meters (717,587 square feet) of industrial land for use in the development of Wuhan Kingold Jewelry International Industry Park in the Jiangan district, Wuhan (the "Park"), for approximately RMB1.0 billion (approximately USD$164 million at current exchange rates).

The Company expects construction of the Park to be completed by mid-2015.  The construction of the Park is anticipated to be an integral part of the Company's long-term growth strategy as the Company expects that it will create a major hub for the jewelry industry in the central region of China.  Kingold intends to update investors as the project progresses.

Operational Review

In the third quarter of 2013, Kingold processed a total of 13.0 metric tons of 24-karat gold products compared to 9.5 metric tons processed in the prior year period. The Company’s net sales consisted primarily of sales of branded products to wholesale and retail customers, as well as fees generated from customized production (as detailed in the table below). Of the 13.0 metric tons processed during the period, Kingold’s branded production accounted for 7.2 metric tons (55.2%) and customized production accounted for 5.8 metric tons (44.8%). In the third quarter of 2012, Kingold processed a total of 9.5 metric tons of gold, of which branded production accounted for 4.6 metric tons (48.6%) and customized production accounted for 4.9 metric tons (51.4%).

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In the first nine months of 2013, the Company processed a total of 36.8 metric tons of gold, of which branded production accounted for 20.3 metric tons (55.2%) and the customized production accounted for 16.5 metric tons (44.8%). In the first nine months of 2012, Kingold processed a total of 30.2 metric tons of gold, of which branded production accounted for 14.7 metric tons (48.8%) and customized production accounted for 15.5 metric tons (51.2%).

Metric Tons of Gold Processed

	Three Months Ended:
	September 30, 2013		September 30, 2013
Branded*	7.2	55.2%	4.6	48.6%
Customized**	5.8	44.8%	4.9	51.4%
Total	13.0	100%	9.5	100%

	Nine Months Ended:
	September 30, 2013		September 30, 2012
Branded*	20.3	55.2%	14.7	48.8%
Customized**	16.5	44.8%	15.5	51.2%
Total	36.8	100%	30.2	100%

*	Branded Production: The Company purchases gold from the Shanghai Gold Exchange to produce branded products.
**	Customized Production: Clients who purchase customized products supply gold to the Company for processing.

2013 Third Quarter Financial Review

•	Net sales for the three months ended September 30, 2013 was $283.9 million, an increase of $63.1 million, or 28.6%, from $220.8 million for the three months ended September 30, 2012. The increase in net sales was primarily driven by increased production of $98.1 million, offset by approximately $40.1 million due to the decrease in the price of gold, with the remaining increase due to the translation gain from RMB into USD.

•	Gross profit for the three months ended September 30, 2013 was $18.1 million, an increase of $5.5 million, or 43.2%, from $12.7 million for the same period in 2012. Gross margin for the three months ended September 30, 2013 was 6.4% compared to 5.7% for the same period in 2012. The increase in gross profit and gross margin was primarily due to increased production and higher processing fees for customized production in the three months ended September 30, 2013.

•	Net income attributable to Kingold shareholders for the third quarter of 2013 increased 31.4% to $11.0 million, or $0.17 per diluted share based on 64.5 million weighted average diluted shares outstanding, from $8.4 million, or $0.15 per diluted share based on 54.2 million diluted shares outstanding, in the prior year period.

Fiscal 2013 Nine Month Financial Review

•	Net sales for the nine months ended September 30, 2013 was $872.3 million, an increase of $158.0 million, or 22.1%, from $714.3 million in prior year period. The increase in net sales was primarily driven by increased production, offset by approximately $86.7 million due to the decrease in the in the price of gold, with the remaining increase due to gains from exchange rate fluctuations.

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November 14, 2013

•	Gross profit for the nine months ended September 30, 2013 was $35.6 million, compared to $39.2 million in the prior year period. The Company’s gross margin for the nine months ended June 30, 2013 was 4.1% compared to 5.5% for the prior year period. The primary reason for the decrease in gross margin was that the unit processing fee for branded production was higher in the nine months ended September 30, 2012.

•	Net income attributable to Kingold shareholders for the nine months ended September 30, 2013 was $20.4 million, or $0.32 per diluted share based on 63.3 million weighted average diluted shares outstanding, compared to net income of $25.3 million, or $0.47 per diluted share based on 54.2 million weighted average diluted shares outstanding, in the prior year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	9/30/2013	12/31/2012	% Change
Cash	$23.3	$2.5	832%
Inventories (gold)	169.4	150.0	12.9%
Working Capital	193.1	149.2	29.4%
Short-term debt	8.2	6.6	24.2%
Stockholders’ Equity	204.8	161.5	26.8%

Outlook for 2013

Kingold revised its 2013 guidance, and believes that the Company will process between 50 metric tons and 55 metric tons of gold products in 2013. This guidance is based solely on current projected, organic growth, and would represent a 32.3% to 45.5% increase from the 37.8 metric tons processed in 2012.

Upcoming Investor Meetings

As previously announced, the Company’s management team will be hosting investor meetings and conducting media appearances throughout the week of November 18th in New York and Boston. The Company’s management team will present an overview of Kingold’s operations, including a discussion of its strategy and recent activities.

Conference Call Details

Kingold also announced that it will discuss financial results in a conference call on Friday, November 15, 2013, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

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The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold’s website at www.kingoldjewelry.com, or click on the following link: http://kingoldjewelry.equisolvewebcast.com/q3-2013. The Company will have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.:

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding the amount of gold to be processed in 2013, Kingold’s ability to withstand global gold pricing pressure and to win market share from its competitors that are less capitalized than Kingold, Kingold’s anticipated fourth quarter and 2013 production results, Kingold’s plans for the construction and completion of the Wuhan Kingold Jewelry International Industry Park (the “Park”) to serve as a major commercial complex, and Kingold’s plan to move part of its production facility to the Park and the greater production levels such move will provide. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact:

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

Investor Relations
The Equity Group Inc.	In China
Adam Prior, Senior Vice President	Katherine Yao, Associate
(212) 836-9606	+86 10-6587-6435
aprior@equityny.com	kyao@equityny.com

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KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(IN US DOLLARS)

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
NET SALES	$283,890,000	$220,836,949	$872,340,210	$714,290,183
COST OF SALES
Cost of sales	(265,440,712)	(207,868,634)	(835,851,327)	(674,193,265)
Depreciation	(304,815)	(296,524)	(906,590)	(890,419)
Total cost of sales	(265,745,527)	(208,165,158)	(836,757,917)	(675,083,684)

GROSS PROFIT	18,144,473	12,671,791	35,582,293	39,206,499

OPERATING EXPENSES
Selling, general and administrative expenses	1,143,882	756,674	3,139,638	3,165,658
Stock compensation expenses	375,002	379,450	1,133,790	1,047,355
Depreciation	36,293	36,710	110,286	104,584
Amortization	26	2,983	6,080	8,958
Total Operating Expenses	1,555,203	1,175,817	4,389,794	4,326,555

INCOME FROM OPERATIONS	16,589,270	11,495,974	31,192,499	34,879,944

OTHER INCOME (EXPENSES)
Other Expense	-	-	-	(1,559)
Interest expense	(1,361,674)	(113,298)	(3,112,596)	(336,212)
Total Other Expenses, net	(1,361,674)	(113,298)	(3,112,596)	(337,771)

INCOME FROM OPERATIONS BEFORE TAXES	15,227,596	11,382,676	28,079,903	34,542,173

INCOME TAX PROVISION (BENEFIT)
Current	3,402,482	3,016,059	8,197,780	9,280,633
Deferred	830,419	-	(471,468)	-
TOTAL INCOME TAX PROVISION	4,232,901	3,016,059	7,726,312	9,280,633

NET INCOME	$10,994,695	$8,366,617	$20,353,591	$25,261,540

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	$1,278,588	$1,700,761	$4,780,603	$752,777

COMPREHENSIVE INCOME	$12,273,283	$10,067,378	$25,134,194	$26,014,317

Earnings per share
Basic	$0.17	$0.16	$0.32	$0.47
Diluted	$0.17	$0.15	$0.32	$0.47
Weighted average number of shares
Basic	64,334,400	53,578,218	63,073,008	53,286,072
Diluted	64,486,938	54,246,563	63,310,034	54,200,552

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KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN US DOLLARS)

(UNAUDITED)

	September 30,	December 31,
	2013	2012

ASSETS
CURRENT ASSETS
Cash	$23,317,032	$2,544,114
Restricted cash	4,335,470	-
Accounts receivable	280,561	692,762
Inventories	169,380,149	150,041,421
Other current assets and prepaid expenses	431,603	133,539
Value added tax recoverable	8,221,018	7,031,374
Deferred income tax assets	477,100	-
Total Current Assets	206,442,933	160,443,210

PROPERTY AND EQUIPMENT, NET	11,022,487	11,683,987

OTHER ASSETS
Other assets	157,131	153,029
Intangible assets, net	510,653	503,313
Total other assets	667,784	656,342
TOTAL ASSETS	$218,133,204	$172,783,539

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$6,510,523	$6,340,551
Other payables and accrued expenses	1,021,321	1,445,513
Related party loan	1,727,265	209,890
Income tax payable	3,422,526	2,587,680
Other taxes payable	621,669	659,989
Total Current Liabilities	13,303,304	11,243,623

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of September 30, 2013 and December 31, 2012	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 64,431,140 and 54,521,140 shares issued and outstanding
as of September 30, 2013 and December 31, 2012	64,431	54,521
Additional paid-in capital	75,802,554	57,656,674
Retained earnings
Unappropriated	112,960,040	92,606,449
Appropriated	967,543	967,543
Accumulated other comprehensive income	15,035,332	10,254,729
Total Equity	204,829,900	161,539,916

TOTAL LIABILITIES AND EQUITY	$218,133,204	$172,783,539

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KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN US DOLLARS)

(UNAUDITED)

	For the nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,353,591	$25,261,540
Adjusted to reconcile net income to cash used in
operating activities:
Depreciation	1,016,876	995,002
Amortization of intangible assets	6,080	8,958
Share based compensation	1,133,790	1,047,355
Inventory valuation allowance	7,115,531	-
Deferred tax provision (benefit)	(471,468)	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	425,686	517,022
Inventories	(22,251,264)	(33,590,814)
Other current assets and prepaid expenses	(291,007)	15,269
Value added tax recoverable	(989,335)	(3,001,419)
Increase (decrease) in:
Other payables and accrued expenses	(444,964)	81,959
Income tax payable	756,440	1,572,629
Other taxes payable	(55,351)	(85,251)
Net cash provided by (used in) operating activities	6,304,605	(7,177,750)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(53,669)	(149,666)
Net cash (used in) investing activities	(53,669)	(149,666)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	(4,284,287)	-
Proceeds from related party loan	1,501,252	-
Net proceeds from stock issuance	12,522,000	-
Net proceeds from exercise of warrants	4,500,000	-
Net cash provided by financing activities	14,238,965	-

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	283,017	142,448

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,772,918	(7,184,969)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,544,114	8,810,173

CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,317,032	$1,625,205

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$3,235,628	$354,686
Cash paid for income tax	$7,441,340	$7,708,004